Exhibit 99.1

NEWS RELEASE

CONTACT:	21062 Bake Parkway Lake Forest, CA 92630 888-822-2660 Fax: 949-597-0662
Norris Battin The Cooper Companies, Inc. ir@coopercompanies.com
FOR IMMEDIATE RELEASE

THE COOPER COMPANIES REPORTS FOURTH QUARTER AND 2006 RESULTS

LAKE FOREST, Calif., December 12, 2006 — The Cooper Companies, Inc. (NYSE: COO) today reported results for its fiscal fourth quarter and year ended October 31, 2006.

Fourth Quarter Highlights

•	Fourth quarter revenue $216 million, 2% below fourth quarter 2005, 3% below in constant currency. Fiscal 2006 revenue $859 million, 6% above fiscal 2005, 8% in constant currency.

•	Reported EPS 30 cents for the fourth quarter, $1.44 for fiscal 2006. These results include share-based compensation costs, acquisition and restructuring expenses, intellectual property and securities litigation costs and foreign exchange gains/losses, detailed below, totaling $17.6 million net of tax, or 37 cents per diluted share for the quarter and $61.2 million net of tax, or $1.29 per diluted share for the fiscal year.

Commenting on the quarter’s performance, A. Thomas Bender, Cooper’s chairman and chief executive officer said, “Our revenue and related earnings in the fourth quarter were below our expectations due to order processing and shipping delays in September and October during the consolidation of our United States distribution center; slower than anticipated acceptance of new spherical contact lens products in North America and Japan; and a slowdown in the worldwide contact lens market during the third calendar quarter.

“The logistics disruptions, which minimized quarter-end promotions and delayed some revenue until subsequent months, have been substantially resolved, and complete consolidation of the distribution center in the United States is now expected in the second fiscal quarter of 2007.

“CooperVision continued to expand its specialty contact lens offerings this quarter introducing Biomedics EP, a multifocal lens for emerging presbyopic patients in the United States market; the upgraded strip-blister packaging of single-use spheres in the U.S. market; a single-use toric in Japan and Biomedics XC, our new disposable sphere, in selected European and Asia-Pacific markets.”

Looking ahead Bender noted, “In 2007, we will focus CooperVision on these operational goals: improving silicone hydrogel manufacturing capabilities; reducing production costs throughout our product lines; increasing single-use product revenues around the world; completing the distribution center integration; and expanding our research and development activities to improve the comfort and health benefits of our product portfolio.

“We have begun to manufacture high volume CooperVision lenses including Proclear and Biomedics XC on our Gen II manufacturing platform, ahead of our original plan. As the Gen II conversion progresses, we expect to increase manufacturing capacity and exit 2007 with lower unit costs.

“In the short term, we expect ongoing revenue growth from the Proclear monthly product line, the Biomedics XC two-week product line for the U.S. market, the strip-blister packaging of Biomedics 1 Day and the launch of ClearSight 1 Day and Proclear 1 Day products. We expect that all single-use lines will be converted to the strip-blister format by February 2007 when we will introduce Proclear 1 Day in the United States.

“We continue to add manufacturing lines to our silicone hydrogel production capacity. Our ability to increase capacity and reduce production costs in 2007 for our silicone hydrogel products depends on continuing to improve the manufacturing processes used on the new manufacturing platform for these products. Silicone hydrogel products, while essential to CVI’s long-term success, are not expected to begin to contribute to revenue growth until the second half of 2007.

“By the end of 2007, we continue to expect that the integration of Ocular Sciences and CooperVision will, when completed, generate in excess of $50 million in annualized cost savings, and more than $10 million in annualized tax savings from a lower effective tax rate.”

Commenting on CooperSurgical’s performance, Bender noted, “Our women’s healthcare business continued its strong 2006 performance with sales up 17% in the fourth fiscal quarter, 5% on an organic basis.” In November, CooperSurgical (CSI) expanded its women’s health surgical franchise with the acquisition of Lone Star Medical Products, Inc., which had 2006 revenue of about $9 million. CSI expects that about $40 million of its 2007 revenue will be generated in the hospital market.

Non-GAAP Financial Measures

In addition to results in accordance with GAAP, Cooper management also considers non-GAAP results as important supplemental financial measures in evaluating its ongoing core operating results and in making operating decisions.

Non-GAAP earnings and guidance exclude from GAAP results share-based payment expense and other items that management does not consider part of core operating performance. Management uses these non-GAAP results to compare actual operating results to its business plans, assess expectations after the restructuring period, allocate resources and evaluate potential acquisitions. Except for currency gains and losses, these same items are also excluded from performance requirements under Cooper’s credit agreement covenants. Management believes that presenting these non-GAAP results also allows investors, as well as management, to evaluate results from one period to another on a comparable basis.

Specific items that Cooper excludes from its GAAP results when evaluating core operational performance are:

•	Share-based compensation expense.

These are the costs of stock option grants to employees and directors specified under SFAS No. 123R, Share-Based Payments. While share-based compensation is an ongoing and recurring expense, it does not require cash settlement, is subject to significant period to period variability (it is dependent on the timing of the grants, is potentially impacted by acquisitions and can be affected by changes in computational variables) and is recognized prospectively. Current results are not, therefore, comparable to prior periods. We therefore exclude these charges for purposes of evaluating core operating performance.

•	Acquisition and restructuring expenses consisting of:

•	Restructuring and integration expenses related primarily to the integration of Ocular Sciences, Inc. (Ocular) into CooperVision (CVI) which are charged to cost of sales and operating expense. They consist of costs to integrate duplicate facilities, streamline manufacturing and distribution practices and integrate sales, marketing and administrative functions. Cooper adjusts for these costs because they are incurred as part of CVI’s three-year Ocular integration plan, but are not included in its core business operating plan.

•	Manufacturing and distribution start-up costs also related primarily to the integration of Ocular and CVI. They consist of costs to:

•	Restructure manufacturing locations (products are manufactured in multiple facilities until a final location is operational).

•	Eliminate duplicate distribution locations (products are stored and shipped from several locations while central warehouses are completed).

•	Develop new manufacturing technologies, specifically silicone hydrogel manufacturing.

We adjust for these costs because once the specific integration activities have been completed and new technology and manufacturing techniques have been applied, the costs will be eliminated.

•	Losses and costs associated with phasing out corneal health products and the write-off of associated unrealizable net assets.

•	Acquired in-process R&D charges. These are generally disregarded when evaluating an acquisition and often result in revised charges that vary significantly in size and amount depending on the results of the formal appraisal process that may take up to twelve months to complete following a transaction. Management adjusts for these expenses because they are excluded when evaluating the impact of an acquisition on continuing performance.

•	Expenses associated with certain intellectual property and securities litigation.

Cooper has filed suits claiming patent infringement to protect its intellectual property, sought a declaratory judgment that a CVI product does not infringe any valid and enforceable claims of a competitors’ patents and is also incurring expenses associated with securities litigation. These cases have not historically been part of Cooper’s normal operations.

•	Foreign exchange gains or losses.

Cooper is subject to foreign currency fluctuations in businesses outside the United States even though it attempts to mitigate them through currency hedges. Cooper evaluates its ongoing core business performance on a constant currency (fixed exchange rates) basis.

Not all the items listed occurred in the fourth fiscal quarter or during fiscal 2006. Specific amounts for the items in the fourth quarter and fiscal year of 2006 and 2005 are below in the table headed “Reconciliation of Non-GAAP Earnings to GAAP Net Income.”

Operating results adjusted for these items should not be considered alternatives to any performance measures derived in accordance with GAAP. We present them because we consider their disclosure an important supplemental measure of our performance. In evaluating Cooper’s non-GAAP earnings and guidance, investors are cautioned that in future periods Cooper expects to incur expenses similar to those for which adjustments are made in the presentation of non-GAAP earnings. Our presentation of non-GAAP earnings and guidance should not be construed as an inference that our future results will be unaffected by similar items or nonrecurring or unusual charges.

Cooper’s non-GAAP earnings have limitations as an analytical tool, including that they do not reflect the cost of:

•	Stock options and other share-based compensation, which are important components of compensation programs for employees and directors.

•	The Ocular integration, and integration costs and restructuring charges in future acquisitions.

•	New manufacturing technologies, specifically silicone hydrogel manufacturing, and the phase out of product lines that are being eliminated.

•	Pending intellectual property and securities litigation, which we expect to be significant but are difficult to forecast.

In addition, non-GAAP results may not be useful when comparing Cooper to other companies that may calculate these measures differently. Moreover, the impact of many of the items excluded (particularly litigation and restructuring) on our guidance is difficult to quantify because of significant uncertainty in timing and the range of possible outcomes. These items could be material.

Cooper compensates for these limitations by relying primarily on GAAP results and focusing on non-GAAP earnings supplementally.

Guidance

Cooper’s revenue guidance for 2007 has been reduced from the previous estimate of a range of $948 million to $1.0 billion to a range of $920 million to $960 million — CVI revenue of $780 million to $810 million and CSI revenue of $140 million to $150 million — to reflect recent business and market trends.

Non-GAAP EPS has been reduced from $3.35 to $4.00, excluding estimated share-based compensation expense of 30 cents to 35 cents per share, to $2.90 to $3.05, excluding estimated share-based compensation expense of 30 cents to 35 cents per share. Adjusting for this and other anticipated specific expenses, GAAP EPS guidance is $1.55 to $1.90.

In addition to operating and market variables, the timing of CVI’s ramp up of silicone hydrogel production, the acceptance of new products and the completion of the Ocular integration could affect Cooper’s ongoing guidance.

Fiscal Fourth Quarter 2006 Revenue and Expense Summary

Cooper’s reported fourth quarter revenue of $216 million was 2% below last year’s fourth quarter.

Reported gross margin was 59% compared with 61% in the prior year’s fourth quarter. For 2006, these margins include costs for items considered unrelated to core operating performance as listed in the table below “Reconciliation of Non-GAAP Earnings to GAAP Net Income.”

Selling, general and administrative expense (SGA) grew 23% and was 44% of sales, compared with 35% in last year’s fourth quarter. The fourth quarter 2006 results include $2.3 million for share-based compensation expense (1% of sales) and costs associated with items considered unrelated to core operating performance as listed in the table below “Reconciliation of Non-GAAP Earnings to GAAP Net Income.”

Corporate expenses, including $900 thousand for share-based compensation expenses and $200 thousand of securities litigation expense, increased 77% to $6.7 million from $3.8 million in the fourth quarter of 2005. Without share-based expense and securities litigation expenses in 2006 and restructuring costs in 2005, corporate expenses increased 41% between periods. There were no share-based and litigation expenses in 2005 and no restructuring costs in 2006.

Research and development expense in the quarter was $8.4 million including $1.2 million related to silicone hydrogel clinical trials and $605 thousand for share-based expense and the phase out of corneal health product lines. R&D expenses were 4% of sales compared with 3% in the fourth quarter of 2005, excluding the write off of $20 million of acquired assets in 2005. CVI’s R&D activities include programs to develop silicone hydrogel products, product lines utilizing proprietary PC Technology and single-use product line expansion.

Operating margin was 10% for the quarter, the same as the prior year’s fourth quarter. After excluding the costs described above – $17.5 million in the quarter or 8% of sales – operating margin was 18% compared with 23% in last year’s fourth quarter.

Interest expense was 4% of sales, the same as in the fiscal fourth quarter of 2005.

The fiscal 2006 effective tax rate (ETR) was 9.7%, down from 15.4% in the prior year. The lower ETR reflects certain tax adjustments and a continued shift in business to jurisdictions with lower tax rates. The quarter’s tax rate reflects the cumulative effect of lowering the projected tax rate from 12.3% recorded in the first nine months of the year to the full-year rate of 9.7%.

Change in Stock Option Accounting

The Company has adopted accounting requirements for expensing stock options in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments, using the modified prospective method. Prior periods have not been restated and are not comparable. These new accounting requirements reduced fourth quarter results by $2.6 million or 6 cents per share net of tax and 2006 results by $13.6 million or 26 cents per share net of tax.

Balance Sheet and Cash Flow Highlights

•	At the end of the fiscal fourth quarter, Cooper’s days sales outstanding (DSO) were 63 days, compared with 62 days at last year’s fourth quarter. Cooper expects future DSOs in the mid 60’s.

•	Inventory months on hand was 8.0 months at the end of the fiscal quarter, versus 6.5 months at last year’s fourth quarter, and 7.7 months at this year’s third fiscal quarter, in line with expectations, as inventory is built to support new product launches and distribution center consolidations.

•	Capital expenditures were $26.1 million in the quarter and $154.9 million for the fiscal year primarily to expand manufacturing capacity, consolidate distribution centers and to continue the rollout of new information systems in selected locations. Capital expenditures exclude about $23 million of machinery and equipment installed in the fourth fiscal quarter of 2006 under operating leasing arrangements.

Cooper expects capital expenditures in fiscal 2007 of about $150 million primarily for expanded manufacturing capacity.

•	Depreciation and amortization was $16.6 million for the quarter.

CooperVision Business Details

Contact Lens Market Update

Manufacturers’ Soft Lens Revenue in Constant Currency

	% Change Third Calendar Quarter 2006 vs. 2005*	% Change Nine Calendar Months 2006 vs. 2005*	CVI % Change FY06 vs. FY05**
Worldwide soft contact lenses	1	5	(1)
Spherical lenses (ex single-use)	(5)	flat	(8)
Single-use spherical lenses	5	12	9
Toric lenses	8	12	6
Multifocal lenses	12	12	21
Cosmetic lenses	(2)	(2)	(15)
All silicone hydrogel lenses	40	56	N/A
Americas region	3	8	(3)
European region	(1)	3	5
Asia-Pacific region	(1)	4	(5)

*	Compiled by an independent survey organization.

**	Pro forma. Includes Ocular’s revenue when Cooper did not own Ocular for November 1, 2004 through January 5, 2005.

Silicone hydrogel revenue accounted for 23% of worldwide contact lens revenue during the third quarter, 22% of revenue through nine months and grew 4% over the second calendar quarter of 2006. Three-quarters of silicone hydrogel revenue is generated in North America.

Total patient visits to contact lens practitioners in the United States grew 2% and new patient visits grew 7% over the third calendar quarter of 2005 according to Health Product Research, who reports on a statistical sampling of practitioners each quarter.

According to these estimates, silicone hydrogel lenses accounted for 44% of new patient visits to contact lens practitioners in the United States during the third calendar quarter of 2006 compared with 42% in the second quarter and 35% in the first quarter.

Silicone hydrogel toric lenses accounted for 35% of new fits during the third calendar quarter of 2006, 31% in the second quarter and 25% in the first quarter.

CooperVision Worldwide Revenue Highlights for Fiscal Fourth Quarter 2006

•	CVI’s worldwide revenue of $182.7 million declined 5% from last year’s fourth quarter – down 6% in constant currency.

•	Reported fourth quarter sales of CVI’s core product lines — specialty lenses (toric, cosmetic and multifocal lenses) plus PC Technology brand spherical lenses, silicone hydrogel spherical lenses and single-use lenses – were $121.5 million, up 1% in constant currency. These account for 66% of CVI’s soft lens business.

•	Disposable toric lenses grew 9% in constant currency in the fourth quarter and now represent 83% of total toric revenue. Reported sales of all toric lenses were $66 million, up 3% in constant currency, and account for 36% of CVI’s soft lens business. The toric lens market continues to show strong growth outside of the United States. CVI’s toric lens revenue outside of the United States, 49% of total toric sales, grew 11% in constant currency in the quarter and 13% for fiscal 2006. The year-to-date comparison includes Ocular revenue for November 1, 2004 through January 5, 2005, when Cooper did not own them.

•	Proclear products, including Biomedics XC, grew 20% worldwide in constant currency and 16% in the United States. Proclear sphere products grew 6% worldwide and declined 1% in the United States. Proclear toric grew 43% worldwide and 47% in the United States. Proclear Multifocal products grew 61% worldwide and 64% in the United States.

•	Multifocal products declined 7% in constant currency reflecting a large initial order in Japan recorded in the fourth quarter of 2005. Excluding this order, multifocal lenses grew 18% in constant currency.

CVI Selected Soft Lens Revenue Data

for Major Product and Geographic Categories

(In Constant Currency)

	% CVI Revenue 4Q06	% Change 4Q06 vs. 4Q05	% Change FY 06 vs. FY 05**
Worldwide soft contact lenses	100	(5)	(1)
Core products*	66	1	6
Disposable lenses (1 day, 2-week, 1-month wear)	89	(3)	2
Spherical lenses (ex single-use)	44	(14)	(8)
Single-use spherical lenses	14	13	9
Toric lenses	36	3	6
Disposable toric lenses	29	9	12
Multifocal lenses	5	(7)	21
PC materials	20	20	30
Americas region	46	(11)	(3)
European region	38	5	5
Asia-Pacific region	16	(8)	(5)

*	Specialty lenses (toric, cosmetic and multifocal lenses) plus PC Technology brand spherical lenses, silicone hydrogel spherical lenses and single-use lenses.

**	Pro forma. Includes Ocular’s revenue when Cooper did not own Ocular for November 1, 2004 through January 5, 2005.

CVI New Products

During calendar 2006 CVI introduced these new products:

•	Biofinity silicone hydrogel monthly sphere in the United States (limited launch).

•	Biomedics XC disposable sphere in the United States, Europe and selected markets in Asia-Pacific.

•	A second base curve of Proclear toric.

•	Single-use sphere in new strip-blister packaging.

•	Single-use toric (methafilcon material) in Japan.

•	Aspheric, two-week, 55% water content sphere in Japan.

•	Biomedics EP (a multifocal for emerging presbyopic patients).

Products scheduled for introduction in calendar 2007 include: Proclear single-use in the United States and Europe and Proclear multifocal toric (a multifocal toric for monthly replacement), Proclear toric XR (extended parameter range) and an improved two-week silicone hydrogel sphere in the United States.

Biofinity toric is expected to be introduced in the United States and Europe in late calendar 2007 or early 2008 depending on manufacturing capacity available for toric lenses after satisfying demand for Biofinity sphere.

Proclear single-use is scheduled for introduction in Japan in 2008 or early 2009, depending on local regulatory approval.

CVI Fiscal Fourth Quarter Expenses

CVI’s gross margin was 59% compared with 62% in the fourth quarter of 2005. For 2006, these results include costs for share-based compensation expense and acquisition and restructuring charges primarily related to the consolidation of manufacturing locations and start-up expenses for new silicone hydrogel products. These amounted to $8.7 million in the fourth fiscal quarter or 5% of sales. For 2005, non-core restructuring costs amounted to $3.1 million or 2% of sales. Manufacturing inefficiencies associated with the ramp up of new products and plant realignment activities are expected to continue in 2007.

CVI’s SGA expense grew 19% during the quarter, primarily related to integration activities, as revenue declined 5%. The 2006 results include share-based compensation expense; costs associated with the rationalization of CVI’s distribution centers in Europe and the United States and intellectual property litigation expenses which together totaled $8.0 million or 4% of sales in 2006 compared with restructuring costs in SGA of $351 thousand in 2005.

Research and development expense was $7.3 million in the fourth quarter including $1.2 million for silicone hydrogel lens clinical trials. The 2006 results also include $598 thousand for share-based compensation expense and the corneal health product lines that were phased out. These costs did not occur in the prior period’s R&D expense which was $6.9 million.

CooperSurgical Business Details

During the fourth quarter, revenue at CSI, Cooper’s women’s healthcare medical device business, grew 17% to $33.4 million compared with $28.6 million in the fourth quarter of 2005.

CSI’s organic revenue grew 5% over last year’s fourth quarter and 6% for the fiscal year.

CSI’s gross margin was 58% for the quarter compared with 59% in the prior year. Operating margin was 19% for the quarter, which included share-based compensation expense of $482 thousand. For the year, operating margin, excluding share-based compensation expenses in 2006, was 20% and excluding restructuring costs of $2.4 million in 2005, was 18% on a comparable basis.

In November 2006, CSI expanded its hospital market presence by acquiring Lone Star Medical Products, Inc. (Lone Star), a manufacturer of medical devices that improve the management of the surgical site, most notably the Lone Star Retractor System, which places a retraction ring around the surgical incision providing greater exposure of the surgical field. While this system is used in a wide variety of surgical procedures, gynecological surgery represents 40% of its use and urology 30%.

Lone Star’s 2006 revenue was about $9 million. Cooper paid about $27 million in cash for Lone Star and the transaction is expected to be accretive to earnings per share within the first 12 months.

The Lone Star acquisition complements CSI’s recent expansion into surgical products that began in 2005 with the acquisitions of Inlet Medical, Inc. (Inlet) and NeoSurg Technologies, Inc. (NeoSurg).

The Inlet product line of trocar closure systems and pelvic floor reconstruction procedure kits acquired in 2005 continues to exceed expectations with revenue of approximately $3.7 million in the fourth fiscal quarter. Inlet offers a cost-effective trocar wound closure system and supplies procedure kits for the treatment of pelvic support problems.

Inlet’s Carter-Thomason CloseSure System is recognized as the premiere trocar wound closure device on the market. It is used in approximately 75,000 laparoscopic procedures annually and has grown over 125% the past three years. This product is an excellent compliment to NeoSurg trocar access products.

In addition to its trocar wound closure system, Inlet has been an active surgical procedure kit developer for pelvic floor reconstructive surgical products, including the ELEVEST kit for the laparoscopy treatment of uterine prolapse, the AVESTA kit, a minimally invasive technique to restore vaginal support; and the METRA PS kit, designed to correct retroverted uterus.

These procedures give women effective and less invasive treatment options, and in some cases, an alternative to a hysterectomy. CSI expects revenues from Inlet products to exceed $20 million within five years.

NeoSurg has developed a patented combination reusable and disposable trocar access system to compete in the $285 million market for trocars within the $2.9 billion market for laparoscopic surgical devices.

The redesigned NeoSurg product line of reusable and disposable trocar access systems used in laparoscopic surgery was introduced to gynecologists in November. CSI believes that NeoSurg’s technology will offer surgeons a superior product to existing disposable trocars while giving hospital and surgery centers the opportunity to realize significant cost reduction. The small disposable tips used in the NeoSurg system can reduce hospital costs up to 60% compared to existing systems offered by competitors. NeoSurg has a strong patent portfolio with 15 allowed patents and 10 pending patents.

The outpatient market for gynecologic surgical procedures is a particularly appropriate setting for the NeoSurg system. CSI expects to achieve 10% market share by 2010.

Earnings Per Share

All per share amounts in this news release refer to diluted per share amounts.

Unaudited Supplemental Income Statement Data and Reconciliation of Non-GAAP Earnings to GAAP Net Income (In thousands, except per share amounts)

Supplemental income statement data reflecting our individual business units and the impact of specified items, together with a reconciliation of our non-GAAP earnings based on the items discussed above under “Non-GAAP Financial Measures” to our GAAP net income follows.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income by Business Unit

(Unaudited)

	Three Months Ended October 31,		% Increase	% Revenue 2006	% Revenue 2005	Year Ended October 31,		% Increase	% Revenue 2006	% Revenue 2005
	2006	2005				2006	2005
Net sales:
CVI	$182,674	$192,088	-5%	100%	100%	$734,157	$697,934	5%	100%	100%
CSI	33,352	28,553	17%	100%	100%	124,803	108,683	15%	100%	100%

Total net sales	216,026	220,641	-2%	100%	100%	858,960	806,617	6%	100%	100%

Cost of sales:
CVI (1)	74,391	73,731	1%	41%	38%	281,027	263,133	7%	38%	38%
CSI (2)	13,943	11,734	19%	42%	41%	51,956	46,652	11%	42%	43%

Total cost of sales (1), (2)	88,334	85,465	3%	41%	39%	332,983	309,785	7%	39%	38%

Gross profit:
CVI	108,283	118,357	-9%	59%	62%	453,130	434,801	4%	62%	62%
CSI	19,409	16,819	15%	58%	59%	72,847	62,031	17%	58%	57%

Total gross profit	127,692	135,176	-6%	59%	61%	525,977	496,832	6%	61%	62%

SGA:
CVI (3)	76,565	64,581	19%	42%	34%	284,325	242,514	17%	39%	35%
CSI (4)	11,508	8,969	28%	35%	31%	44,719	37,929	18%	36%	35%
Corporate (5)	6,684	3,779	77%	—	—	28,798	17,510	64%	—	—

Total SGA (3) - (5)	94,757	77,329	23%	44%	35%	357,842	297,953	20%	42%	37%

Research and development:
CVI (6)	7,339	26,890	-73%	4%	14%	23,534	39,774	-41%	3%	6%
CSI (7)	1,098	679	62%	3%	2%	11,013	3,105	255%	9%	3%

Total research and development (6), (7)	8,437	27,569	-69%	4%	12%	34,547	42,879	-19%	4%	5%

Restructuring costs:
CVI (8)	(1,472)	2,393	N/A	-1%	1%	6,361	6,096	4%	1%	1%
CSI (9)	23	1,974	-99%	0%	7%	24	2,366	-99%	0%	2%

Total restructuring costs (8), (9)	(1,449)	4,367	N/A	-1%	2%	6,385	8,462	-25%	1%	1%

Amortization:
CVI	3,066	3,094	-1%	2%	2%	12,267	10,499	17%	2%	2%
CSI	475	281	69%	1%	1%	2,036	1,205	69%	2%	1%

Total amortization	3,541	3,375	5%	2%	2%	14,303	11,704	22%	2%	1%

Operating expense:
CVI	85,498	96,958	-12%	47%	50%	326,487	298,883	9%	44%	43%
CSI	13,104	11,903	10%	39%	42%	57,792	44,605	30%	46%	41%
Corporate	6,684	3,779	77%	—	—	28,798	17,510	64%	—	—

Total operating expense	105,286	112,640	-7%	49%	51%	413,077	360,998	14%	48%	45%

Operating income:
CVI	22,785	21,399	6%	12%	11%	126,643	135,918	-7%	17%	19%
CSI	6,305	4,916	28%	19%	17%	15,055	17,426	-14%	12%	16%
Corporate	(6,684)	(3,779)	-77%	—	—	(28,798)	(17,510)	-64%	—	—

Total operating income	22,406	22,536	-1%	10%	10%	112,900	135,834	-17%	13%	17%

Interest expense	8,497	8,355	2%	4%	4%	33,246	28,123	18%	4%	3%
Other income (loss), net (10)	(577)	(317)				(6,317)	746

Income before income taxes	13,332	13,864				73,337	108,457
Provision for income taxes (11)	(270)	5,297				7,103	16,735

Net income	$13,602	$8,567				$66,234	$91,722

Add interest charge applicable to convertible debt	523	524				2,090	2,096

Income for calculating diluted earnings per share	$14,125	$9,091				$68,324	$93,818

Diluted earnings per share	$0.30	$0.19				$1.44	$2.04

Number of shares used to compute earnings per share	47,585	48,063				47,569	45,983

Listed below are the items included in net income that management excludes in computing non-GAAP financial measures as described under “Non-GAAP Financial Measures.”

	Three Months Ended October 31,		Year Ended October 31,
	2006	2005	2006	2005
(1) CVI Cost of sales:
Restructuring	$6,323	$3,146	$8,279	$5,590
Inventory step-up	—	—	—	16,807
Stock-based compensation	231	—	540	—
Production start-up	2,494	—	6,684	—
Corneal health product line phase out	(360)	—	1,148	—

	$8,688	$3,146	$16,651	$22,397

(2) CSI Cost of sales:
Stock-based compensation	$51	$—	$134	$—

(3) CVI SGA:
Stock-based compensation	$984	$—	$3,937	$—
Distribution start-up	5,988	—	10,105	—
Intellectual property litigation	873	—	2,119	—
Restructuring costs	—	351	—	1,424
Corneal health product line phase out	200	—	2,593	—

	$8,045	$351	$18,754	$1,424

(4) CSI SGA:
Stock-based compensation	$424	$—	$1,708	$—
Restructuring costs	—	—	—	210

	$424	$—	$1,708	$210

(5) Corporate SGA:
Stock-based compensation	$860	$—	$6,976	$—
Securities litigation	228	—	1,143	—
Restructuring costs in operating expenses	—	(179)	—	302

	$1,088	$(179)	$8,119	$302

(6) CVI research and development expense:
Stock-based compensation	$79	$—	$316	$—
Corneal health product line phase out	519	—	2,627	—
CooperVision in-process R&D	—	20,000	—	20,000

	$598	$20,000	$2,943	$20,000

(7) CSI research and development expense:
Stock-based compensation	$7	$—	$27	$—
CooperSurgical in-process R&D	—	—	7,500	—

	$7	$—	$7,527	$—

(8) CVI restructuring:
Restructuring costs in operating expenses	$(1,616)	$2,393	$3,801	$6,096
Corneal health product line phase out	144	—	2,560	—

	$(1,472)	$2,393	$6,361	$6,096

(9) CSI restructuring costs	$23	$1,974	$24	$2,366

(10) Other income (loss):
Write-off of deferred financing costs	$—	$5	$(4,085)	$(1,597)
Foreign exchange gain (loss)	188	(733)	(1,417)	(490)
Gain on derivative instrument	—	—	—	1,945

	$188	$(728)	$(5,502)	$(142)

(11) Provision for income taxes:
Income tax effect	$348	$(10,856)	$(6,554)	$(8,168)

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Earnings to GAAP Net Income

	Three Months Ended October 31,		Year Ended October 31,
	2006	2005	2006	2005
GAAP net income	$13,602	$8,567	$66,234	$91,722
Non-GAAP adjustments:
CooperVision restructuring costs in cost of sales	6,323	3,146	8,279	5,590
CooperVision inventory step-up in cost of sales	—	—	—	16,807
CooperVision stock-based employee compensation expense in cost of sales	231	—	540	—
CooperVision restructuring costs in operating expenses	(1,616)	2,393	3,801	6,096
CooperVision stock-based employee compensation expense in SGA	984	—	3,937	—
CooperVision stock-based employee compensation expense in R&D	79	—	316	—
CooperVision production start-up costs in cost of sales	2,494	—	6,684	—
CooperVision distribution center rationalization costs in SGA	5,988	—	10,105	—
CooperVision intellectual property litigation expenses in SGA	873	—	2,119	—
CooperVision restructuring costs in SGA	—	351	—	1,424
CooperVision in-process R&D	—	20,000	—	20,000
Corneal health product lines phase out in cost of sales	(360)	—	1,148	—
Corneal health product lines phase out in SGA	200	—	2,593	—
Corneal health product lines phase out in R&D	519	—	2,627	—
Corneal health product lines restructuring costs in operating expense	144	—	2,560	—
CooperSurgical stock-based employee compensation expense in cost of sales	51	—	134	—
CooperSurgical stock-based employee compensation expense in SGA	424	—	1,708	—
CooperSurgical stock-based employee compensation expense in R&D	7	—	27	—
CooperSurgical restructuring costs in SGA	—	—	—	210
CooperSurgical restructuring costs in operating expenses	23	1,974	24	2,366
CooperSurgical in-process R&D	—	—	7,500	—
Corporate stock-based employee and director compensation expense in SGA	860	—	6,976	—
Corporate securities litigation expenses in SGA	228	—	1,143	—
Corporate restructuring costs in SGA	—	(179)	—	302
Write-off of deferred financing costs	—	(5)	4,085	1,597
Foreign exchange (gain) loss and other	(188)	733	1,417	490
Gain on derivative instrument	—	—	—	(1,945)
Income tax effect	348	(10,856)	(6,554)	(8,168)

Non-GAAP net income	$31,214	$26,124	$127,403	$136,491

Conference Call

The Cooper Companies will hold a conference call to discuss its fourth quarter and year end results today at 2pm Pacific Standard Time. To access the live call, dial +1-866-271-5140. The passcode is 51471928.

A replay will be available at +1-888-286-8010 approximately one hour after the call ends and will remain available for five days. Callers outside the United States should dial +1-617-801-6888. The replay passcode is 19786534. This call will also be broadcast live on The Cooper Companies’ Web site, www.coopercos.com and at www.streetevents.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These include certain statements about the integration of the Ocular business, our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our revenue, anticipated market conditions, planned product launches and results of operations are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. These include the risk that acquired businesses will not be integrated successfully into CVI and CSI, including the risk that the Company may not continue to realize anticipated benefits from its cost-cutting measures and inherent in accounting assumptions made in the acquisitions; the risks that CVI’s new products will be delayed or not occur at all, or that sales will be limited following introduction due to manufacturing constraints or poor market acceptance; risks related to implementation of information technology systems covering the Company’s businesses and any delays in such implementation or other events which could result in Management having to report a material weakness in the effectiveness of the Company’s internal control over financial reporting in its 2006 annual report on Form 10-K; risks with respect to the ultimate validity and enforceability of the Company’s patent applications and patents and the possible infringement of the intellectual property of others; and the impact of the NeoSurg, Inlet, Select Medical Systems, Inc. and Lone Star acquisitions on CSI’s and the Company’s revenue, earnings and margins.

Events, among others, that could cause our actual results and future actions of the Company to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing or distribution facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, variations in stock option expenses caused by stock price movement or other assumptions inherent in accounting for stock options, dilution to earnings per share from acquisitions or issuing stock, worldwide regulatory issues, including product recalls and the effect of healthcare reform legislation, cost of complying with corporate governance requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, the adverse effects of natural disasters on patients, practitioners and product distribution, cost of business divestitures, changes in expected utilization of recognized net operating loss carry forwards, the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill, changes in accounting principles or estimates and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005, as such Risk Factors may be updated in quarterly filings. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Corporate Information

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Lake Forest and Pleasanton, Calif. The World Wide Web address is www.coopercos.com. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperVision manufactures and markets contact lenses. Headquartered in Lake Forest, Calif., it manufactures in Juana Diaz, Puerto Rico, Norfolk, Va., Rochester, N.Y., Adelaide, Australia, Hamble and Hampshire England, Ligny-en-Barrios, France, and Madrid, Spain. Its Web address is www.coopervision.com.

CooperSurgical manufactures and markets diagnostic products, surgical instruments and accessories to the women’s healthcare market. With headquarters and manufacturing facilities in Trumbull, Conn., it also manufactures in Pasadena, Calif., Houston, Texas, North Normandy, Ill., Williston, Vt., Fort Atkinson, Wis., Montreal and Berlin. Its Web address is www.coopersurgical.com.

The Cooper Companies, Inc. and its subsidiaries and/or affiliates own, license or distribute the following trademarks which are italicized in this report:

Proclear®, Biomedics®, Biofinity®, Carter-Thomason CloseSure System®, ELEVEST®, AVESTA® and METRA PS® are registered trademarks of The Cooper Companies, Inc., its subsidiaries and/or affiliates.

ClearSight 1 Day™, Biomedics EP™, Biomedics XC™, Biomedics 1 Day, Proclear 1 Day, PC Technology™ and Lone Star Retractor System™ are trademarks of The Cooper Companies, Inc., its subsidiaries and/or affiliates.

FINANCIAL STATEMENTS FOLLOW

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended October 31,		Year Ended October 31,
	2006	2005	2006	2005
Net sales	$216,026	$220,641	$858,960	$806,617
Cost of sales	88,334	85,465	332,983	309,785

Gross profit	127,692	135,176	525,977	496,832
Selling, general and administrative expense	94,757	77,329	357,842	297,953
Research and development expense	8,437	27,569	34,547	42,879
Restructuring costs	(1,449)	4,367	6,385	8,462
Amortization of intangibles	3,541	3,375	14,303	11,704

Operating income	22,406	22,536	112,900	135,834
Interest expense	8,497	8,355	33,246	28,123
Other (loss) income, net	(577)	(317)	(6,317)	746

Income before income taxes	13,332	13,864	73,337	108,457
Provision for income taxes	(270)	5,297	7,103	16,735

Net income	13,602	8,567	66,234	91,722
Add interest charge applicable to convertible debt, net of tax	523	524	2,090	2,096

Income for calculating earnings per share	$14,125	$9,091	$68,324	$93,818

Diluted earnings per share	$0.30	$0.19	$1.44	$2.04

Number of shares used to compute earnings per share	47,585	48,063	47,569	45,983

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	October 31, 2006	October 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$8,224	$30,826
Trade receivables, net	146,584	152,610
Inventories	236,512	185,693
Deferred tax asset	19,659	23,449
Other current assets	45,972	51,136

Total current assets	456,951	443,714

Property, plant and equipment, net	496,357	379,785
Goodwill	1,217,084	1,169,049
Other intangibles, net	147,160	151,413
Deferred tax asset	21,479	19,716
Other assets	13,570	16,153

	$2,352,601	$2,179,830

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$61,366	$72,260
Other current liabilities	215,264	185,362

Total current liabilities	276,630	257,622

Long-term debt	681,286	632,652
Other liabilities	6,682	7,213
Deferred tax liabilities	9,494	9,118

Total liabilities	974,092	906,605

Stockholders’ equity	1,378,509	1,273,225

	$2,352,601	$2,179,830

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